Exhibit 21.1

Subsidiaries of Jack Cooper Enterprises, Inc.

Jack Cooper Holdings Corp.

Jack Cooper Transport Company, Inc.

Pacific Motor Trucking Company

Auto Handling Corporation

Jack Cooper Specialized Transport, Inc.

Jack Cooper Logistics, LLC

Auto Export Shipping, Inc.

Axis Logistic Services, Inc.,

Jack Cooper CT Services, Inc.

Jack Cooper Rail and Shuttle, Inc.

Jack Cooper Transport Canada, Inc.

Jack Cooper Canada GP 1 Inc.

Jack Cooper Canada 1 Limited Partnership

Jack Cooper Canada GP 2 Inc.

Jack Cooper Canada 2 Limited Partnership

JCSV I, LLC

JCSV II, LLC

JCSV III, LLC.

JCSV Dutch B.V.

JCSV Dutch Coöperatief U.A.

JCSV Dutch 1 C.V.

JCSC Netherlands 2 C.V.

JCH Mexico, S. de R.L. de C.V.

AXIS Operadora Hermosillo SA,

AXISOperadora Mexico SA,

AXIS Operadora Guadalajara SA,

AXIS Operadora Monterrey SA,

AXIS Logistica SRL

Areta SRL

AXIS Traslados SRL